Exhibit 5


                          Haynsworth Sinkler Boyd, P.A.
                                Attorneys at Law
                          1201 Main Street, Suite 2200
                         Columbia, South Carolina 29201
                                 (803) 779-3080




                                 August 15, 2007

 Peoples Bancorporation, Inc.
 1818 East Main Street
 Easley, South Carolina 29640


 Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933 (the "Act") of 84,491 shares of the common stock (the "Shares") of Peoples Bancorporation, Inc., a South Carolina corporation (the "Company"), for issuance pursuant to the Peoples Bancorporation 2007 Non-Employee Directors Stock Option Plan (the "Plan"), we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

        Upon the basis of such examination, it is our opinion that the Shares, when issued upon the terms and conditions set forth in the Plan, and upon receipt of the consideration therefor, will be legally issued, fully paid and nonassessable.

        We consent to be named in the Registration Statement as attorneys who will pass upon certain legal matters in connection with the offering described in the Registration Statement, and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                             Very truly yours,


                                             s/Haynsworth Sinkler Boyd, P.A.
                                             -----------------------------------
                                             Haynsworth Sinkler Boyd, P.A.